Exhibit 10.12

Exhibit 10.12

Orion Energy Systems, Inc.

Non-Employee Director Compensation Plan

Updated and Effective February 16, 2023

1. Annual cash retainer:	$45,000 (cash or stock) ($11,250 paid quarterly)
2. Board meeting fee:	None
3. Committee meeting fee	None
4. Annual restricted stock grant:	$50,000 grant date fair market value (option to accept tandem restricted stock (60%) and restricted cash (40%))
5. Annual Independent Chair / Lead Director retainer:	$40,000 (cash or stock)[1] ($10,000 paid quarterly)
6. Annual Audit and Finance Committee Chair retainer:	$30,000 (cash or stock)[1] ($7,500 paid quarterly)
7. Annual Compensation Committee Chair retainer:	$20,000[3] (cash or stock)[1] ($5,000 paid quarterly)
8. Annual Nominating and Corporate Governance Committee Chair retainer:	$20,000[3] (cash or stock)[1] ($5,000 paid quarterly)
9. Reimburse out-of-pocket expenses:	Yes
10. Non-Employee Director Early Retirement Plan
a.
Upon the recommendation of the Compensation Committee and the approval of the Board of Directors, any non-employee director who voluntarily retires from the Board prior to the end of his or her stated term or who voluntarily decides not to stand for re-election at the end of his or her stated term will be entitled to continued vesting of up to all of his or her then outstanding unvested restricted stock, restricted cash and options on the dates when such vesting would otherwise occur if such director remained on the Board on such dates, subject to such additional terms and conditions, if any, as may be determined necessary or appropriate by the Compensation Committee and the Board of Directors.
b.
Upon the recommendation of the Compensation Committee and approval by the Board of Directors, any non-employee director who voluntarily retires from the Board prior to the end of his or her stated term or who voluntarily decides not to stand for re-election at the end of his or her stated term will be entitled to receive a services fee of $200 per hour for any time spent at the request of the Company on Company-related matters, plus reimbursement for all out-of-pocket expenses, subject to such additional terms and conditions, if any, as may be determined necessary or appropriate by the Compensation Committee and the Board of Directors.
c.
Upon approval of the Compensation Committee, any non-employee director who voluntarily retires from the Board prior to the end of his or her stated term or who voluntarily decides not to stand for re-election at the end of his or her stated term will be entitled to an extension of the terms of all vested stock options until dates determined by the Compensation Committee that shall not exceed the dates on which such term would have otherwise expired if such director remained on the Board on such dates, subject to such additional terms and conditions, if any, as may be determined necessary or appropriate by the Compensation Committee.